Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-231225, 333-249936 and 333-263232 on Form S-8 of our report dated March 1, 2023, relating to the financial statements of SciPlay Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 1, 2023